Exhibit 99.1

Balchem Corporation Reports Record First Quarter Sales of $161.4 Million, Record First Quarter Net Earnings of $19.3 Million, Record Adjusted Net Earnings of $24.4 Million and Record Adjusted EBITDA of $40.9 Million

New Hampton, NY, May 4, 2018 – Balchem Corporation (NASDAQ: BCPC) today reported for the first quarter 2018 record first quarter net earnings of $19.3 million, compared to net earnings of $15.5 million for the first quarter 2017. Record adjusted net earnings(a) were $24.4 million, compared to $18.9 million in the prior year quarter. Record adjusted EBITDA(a) was $40.9 million, compared to $35.8 million in the prior year quarter.

First Quarter 2018 Financial Highlights:

•	Record first quarter net sales of $161.4 million in 2018, an increase of $23.7 million, or 17.2%, compared to the first quarter of 2017.
•
Year over year sales growth in three of our four segments, with record first quarter sales for our Human Nutrition & Health and Animal Nutrition & Health segments, resulting in earnings from operations growth in three of the four segments.

•	Record first quarter net earnings were $19.3 million, an increase of $3.8 million, or 24.7%, from the prior year, resulting in earnings per share of $0.60.
•	Record quarterly adjusted net earnings of $24.4 million increased $5.5 million or 29.1% from the prior year, resulting in adjusted earnings per share(a) of $0.76.
•	Record quarterly adjusted EBITDA of $40.9 million increased $5.1 million or 14.3% from the prior year.
•
First quarter cash flows from operations were $25.5 million for 2018 compared to $22.8 million for 2017. Free cash flow(a) for the first quarter 2018 was $21.7 million compared to $19.9 million for the first quarter 2017, an increase of $1.9 million. Scheduled principal payments made of $8.8 million on long-term debt, with our revolver continuing to be fully available.

Recent Highlights:

•
Expanding availability of choline for human nutrition through large retail outlets is an important development to accompany the growing awareness of this essential nutrient. Choline tablets, using Balchem’s VitaCholine® branded product, are now available for sale across many Walmart and Target stores in the United States.

•
Announced in April the decision to close one of the acquired IFP manufacturing sites with the intent to transfer the production capabilities to other Balchem locations. This transition will improve the efficiency of our network, lower overall costs and further improve the profitability of the Human Nutrition and Health Segment. Once finalized, we believe the integration activities associated with the IFP acquisition will largely be complete.

Ted Harris, Chairman, CEO, and President of Balchem said, “We are extremely pleased to report these excellent first quarter results reflecting strong sales growth, all-time record adjusted net earnings and adjusted EBITDA, and continued solid cash generation.”

Balchem Corporation (NASDAQ:BCPC)
Results for Period Ended March 31, 2018 (unaudited)
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended March 31,

	2018	2017
	Unaudited
Net sales	$161,410	$137,728
Gross margin	51,459	44,429
Operating expenses	24,047	21,726
Earnings from operations	27,412	22,703
Other expense	2,235	1,993
Earnings before income tax expense	25,177	20,710
Income tax expense	5,831	5,192
Net earnings	$19,346	$15,518

Diluted net earnings per common share	$0.60	$0.48

Adjusted EBITDA(a)	$40,912	$35,807
Adjusted net earnings(a)	$24,418	$18,914
Adjusted net earnings per common share(a)	$0.76	$0.59

Shares used in the calculations of diluted and adjusted net earnings per common share	32,327	32,190

(a)See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the First Quarter of 2018:

The Human Nutrition & Health segment generated record first quarter sales of $83.1 million, an increase of $9.9 million or 13.6% compared to the prior year quarter. The increase was primarily driven by added sales from the IFP acquisition, strong choline nutrients and chelated minerals sales, and higher powder systems’ product sales into food and beverage markets, partially offset by lower flavor systems’ sales. First quarter earnings from operations for this segment of $13.0 million were an all-time record quarter, and an increase of $2.8 million, or 27.5%, from $10.2 million in the prior year, with the benefits of the aforementioned sales growth being partially offset by unfavorable mix and higher raw material costs, along with increased research & development spending.

The Animal Nutrition & Health segment sales of $46.1 million increased 21.2%, or $8.1 million compared to the prior year quarter. The increased sales were primarily due to higher monogastric species sales, driven by healthy demand in North America and Europe, higher average selling prices, and additional sales realized as a result of the continuing supply disruptions of Chinese imports, partially offset by lower ruminant species sales. First quarter earnings from operations for this segment of $7.5 million were $2.1 million or 39.2% higher than the prior year comparable quarter of $5.4 million, primarily due to the aforementioned higher monogastric sales, improved throughput from increased volumes, and higher average selling prices, partially offset by raw material cost inflation.

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Balchem Corporation (NASDAQ:BCPC)
The Specialty Products segment first quarter sales of $17.7 million decreased $1.1 million or 5.6% from the comparable prior year quarter, primarily due to softer plant nutrition sales, partially offset by increased sales of ethylene oxide for the medical device sterilization market. Quarterly earnings from operations for this segment were $5.1 million, versus $6.5 million in the prior year comparable quarter, a decrease of $1.3 million or 20.5%, primarily due to the lower sales volumes, an unfavorable mix, and higher raw material costs.

The Industrial Products segment sales of $14.5 million increased $6.7 million or 87.1% from the prior year comparable quarter, primarily due to significantly higher sales of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $2.5 million, an increase of $1.8 million, or 243.4%, compared with the prior year comparable quarter, and were primarily a reflection of the aforementioned higher sales volumes, partially offset by certain higher raw material costs.

Consolidated gross margin for the quarter ended March 31, 2018 of $51.5 million increased by $7.0 million or 15.8%, compared to $44.4 million for the prior year comparable period. Gross margin as a percentage of sales decreased to 31.9% as compared to 32.3% in the prior year period. The decrease was primarily due to mix and higher raw material costs. Operating expenses of $24.0 million for the first quarter were up $2.3 million from the prior year comparable quarter, principally due to the addition of IFP’s operating expenses, increased spending in research and development, certain compensation-related expenses and increased transaction and integration costs, partially offset by insurance proceeds associated with the Clearfield fire and lower amortization. Excluding transaction and integration costs of $0.7 million and non-cash operating expense associated with amortization of intangible assets of $5.4 million, operating expenses were $17.9 million, or 11.1% of sales.

Interest expense was $1.9 million in the first quarter of 2018. Our effective tax rates for the three months ended March 31, 2018 and 2017 were 23.2% and 25.1%, respectively. The company’s effective tax rate for the three months ended March 31, 2018 is lower primarily due to the impact of the Tax Cuts and Jobs Act, partially offset by lower excess tax benefits from stock-based compensation related to the adoption of ASU 2016-09 (see Table 3).

For the quarter ended March 31, 2018, cash flows provided by operating activities were $25.5 million, and free cash flow was $21.7 million. The $113.7 million of net working capital on March 31, 2018 included a cash balance of $42.7 million, which reflects dividend payments of $13.4 million, scheduled principal payments on long-term debt of $8.8 million, and capital expenditures of $3.7 million in the first quarter of 2018. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris said, “We are very proud of the strong performance we reported in the first quarter of 2018.  We delivered outstanding financial results, with quarterly sales growth in three of our four segments and all-time record adjusted net earnings.”

Mr. Harris went on to add, “The progress the Balchem team is making on driving our businesses forward and advancing our key growth initiatives more than offset the headwinds we face from inflationary pressures along with challenging dairy market dynamics.  We are encouraged by the strong start to the year and we will remain focused on maneuvering through the challenges we face, leveraging opportunities, and progressing our strategic initiatives.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, May 4, 2018, at 11:00 AM Eastern Time (ET) to review first quarter 2018 results. Ted Harris, Chairman of the Board, CEO and President, and Terry Coelho, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available

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Balchem Corporation (NASDAQ:BCPC)
for replay starting two hours after the conclusion of the call through end of day Friday, May 18, 2018. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13679368.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2017. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)
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Balchem Corporation (NASDAQ:BCPC)
Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended March 31,
	2018	2017
Human Nutrition & Health	$83,063	$73,127
Animal Nutrition & Health	46,141	38,078
Specialty Products	17,740	18,790
Industrial Products	14,466	7,733
Total	$161,410	$137,728

Business Segment Earnings Before Income Taxes:
	Three Months Ended March 31,
	2018	2017
Human Nutrition & Health	$13,003	$10,196
Animal Nutrition & Health	7,484	5,376
Specialty Products	5,135	6,463
Industrial Products	2,479	722
Transaction costs, integration costs and legal settlement	(689)	(54)
Interest and other expense	(2,235)	(1,993)
Total	$25,177	$20,710

Selected Balance Sheet Items	March 31,	December 31,
	2018	2017
Cash and Cash Equivalents	$42,679	$40,416
Accounts Receivable, net	96,001	91,226
Inventories	66,270	60,696
Other Current Assets	6,858	6,998
Total Current Assets	211,808	199,336

Property, Plant & Equipment, net	187,935	189,793
Goodwill	441,361	441,361
Intangible Assets With Finite Lives, net	121,945	128,073
Other Assets	4,940	5,073
Total Assets	$967,989	$963,636

Current Liabilities	$63,115	$73,396
Current Portion of Long-Term Debt	35,000	35,000
Long-Term Debt	175,323	183,964
Deferred Income Taxes	48,534	48,548
Long-Term Obligations	6,127	5,847
Total Liabilities	328,099	346,755

Stockholders’ Equity	639,890	616,881

Total Liabilities and Stockholders’ Equity	$967,989	$963,636

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017

Cash flows from operating activities:
Net earnings	$19,346	$15,518
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	11,127	11,335
Stock compensation expense	1,793	1,840
Other adjustments	(1,078)	101
Changes in assets and liabilities	(5,709)	(5,992)
Net cash provided by operating activities	25,479	22,802

Cash flow from investing activities:
Cash paid for acquisition, net of cash acquired	-	(1,169)
Capital expenditures and intangible assets acquired	(3,854)	(3,081)
Insurance proceeds	1,590	-
Net cash used in investing activities	(2,264)	(4,250)

Cash flows from financing activities:
Proceeds from long-term and revolving debt	-	2,000
Principal payments on long-term and revolving debt	(8,750)	(13,750)
Proceeds from stock options exercised	1,261	3,969
Dividends paid	(13,421)	(12,069)
Other	(786)	(611)
Net cash used in financing activities	(21,696)	(20,461)

Effect of exchange rate changes on cash	744	263

Increase/(Decrease) in cash and cash equivalents	2,263	(1,646)

Cash and cash equivalents, beginning of period	40,416	38,643
Cash and cash equivalents, end of period	$42,679	$36,997

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, and the fair valuation of acquired inventory.  Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2018	2017

Reconciliation of adjusted gross margin

GAAP gross margin	$51,459	$44,429
Amortization of intangible assets (1)	842	641
Adjusted gross margin	$52,301	$45,070

Reconciliation of adjusted earnings from operations

GAAP earnings from operations	$27,412	$22,703
Amortization of intangible assets (1)	6,282	7,091
Transaction costs, integration costs and legal settlement (2)	689	54
Adjusted earnings from operations	$34,383	$29,848

Reconciliation of adjusted net earnings

GAAP net earnings	$19,346	$15,518
Amortization of intangible assets (1)	6,391	7,215
Transaction costs, integration costs and legal settlement (2)	689	54
Income tax adjustment (3)	(2,008)	(3,873)
Adjusted net earnings	$24,418	$18,914

Adjusted net earnings per common share – diluted	$0.76	$0.59

1 Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

2 Transaction costs, integration costs and legal settlement: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Legal settlements related to acquisitions are included as expense offset in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are

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Balchem Corporation (NASDAQ:BCPC)
items associated with each transaction, and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

3 Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”, and the impact of the Tax Cuts and Jobs Act, enacted on December 22, 2017 by the U.S. government, and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2018 and 2017.

Table 2
	Three Months Ended March 31,
	2018	2017
Net income - as reported	$19,346	$15,518
Add back:
Provision for income taxes	5,831	5,192
Other expense	2,235	1,993
Depreciation and amortization	11,018	11,209
EBITDA	38,430	33,912
Add back certain items:
Non-cash compensation expense related to equity awards	1,793	1,841
Transaction costs, integration costs and legal settlement	689	54
Adjusted EBITDA	$40,912	$35,807

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three months ended March 31, 2018 and 2017.

Table 3
	Three Months Ended March 31,
	2018	Effective Tax Rate	2017	Effective Tax Rate
GAAP Income Tax Expense	$5,831	23.2%	$5,192	25.1%
Impact of ASU 2016-09 adoption(4)	287		1,518
Adjusted Income Tax Expense	$6,118	24.3%	$6,710	32.4%

4 In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three months ended March 31, 2018 and 2017, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for

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Balchem Corporation (NASDAQ:BCPC)
withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months ended March 31, 2018 and 2017.

Table 4
	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$25,479	$22,802
Capital expenditures	(3,735)	(2,934)
Free cash flow	$21,744	$19,868

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